Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 9, 2021

BlackRock TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, California 90405

RE:	BlackRock TCP Capital Corp.
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $175,000,000 aggregate principal amount of the Company’s 2.850% Notes due 2026 (the “Notes”) to be issued under the Indenture, dated as of August 11, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of February 9, 2021 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of Item 25.2 of Part C of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form N-2 (File No. 333-233317) of the Company relating to the debt securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2019 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) and Post-Effective Amendments Nos. 1 through 3 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated August 16, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the preliminary prospectus supplement, dated February 2, 2021 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

BlackRock TCP Capital Corp.
February 9, 2021

(a)          the final prospectus supplement, dated February 4, 2021 (together with the Base Prospectus, the “Prospectus”), relating to the offering of Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(b)          an executed copy of the Underwriting Agreement, dated February 2, 2021 (the “Underwriting Agreement”), among BofA Securities, Inc., as representative of the several Underwriters named therein (the “Underwriters”), the Company, Tennenbaum Capital Partners, LLC, a Delaware limited liability company, and Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, relating to the sale by the Company to the Underwriters of the Notes;

(c)          an executed copy of the Base Indenture;

(d)          an executed copy of the Third Supplemental Indenture;

(e)          the global certificate evidencing the Notes registered in the name of Cede & Co. (the “Note Certificate”) delivered by the Company to the Trustee for authentication and delivery;

(f)          an executed copy of a certificate of Elizabeth Greenwood, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)          a copy of the Certificate of Incorporation, as amended and in effect on August 11, 2017 and at all times since such date through and including the date hereof, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(h)          a copy of the Company’s By-Laws, as amended and in effect on August 11, 2017, and at all times since such date through and including the date hereof, certified pursuant to the Secretary’s Certificate;

(i)          a copy of certain resolutions of the Board of Directors of the Company, adopted on August 3, 2017, August 14, 2019 and January31, 2021, and certain resolutions of the Pricing Committee thereof, adopted on January 31, 2021, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

BlackRock TCP Capital Corp.
February 9, 2021

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Base Indenture, the Third Supplemental Indenture and the Note Certificate.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificate has been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, the Indenture, the Note Certificate will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)          we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)          we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)          except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)          we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

BlackRock TCP Capital Corp.
February 9, 2021

(e)          we do not express any opinion with respect to the enforceability of Section 1.13 of the Indenture to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(f)          we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

(g)          to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)          neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by New York law which are listed in Item 25.2 of Part C of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law);

(b)          the Base Indenture has not been amended, modified, supplemented (other than by the First Supplemental Indenture, dated as of August 11, 2017, the Second Supplemental Indenture, dated as of August 23, 2019 and the Third Supplemental Indenture), rescinded or terminated, and that none of the parties to the Base Indenture or the Third Supplemental Indenture have taken any steps or other action to amend, modify, supplement, rescind or terminate the Base Indenture; and

(c)          neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

BlackRock TCP Capital Corp.
February 9, 2021

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP